SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                       Network-1 Security Solutions, Inc.
                                (Name of Issuer)

                         Common Stock , $0.01 par value
                         (Title of Class of Securities)

                                   64121N 10 9
                                 (CUSIP Number)

                                February 3, 2005
             (Date of event which requires filing of this statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)








                               (Page 1 of 8 Pages)
----------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64121N 10 9                  13G                     Page 2 of 8 Pages


--------------------------------------------------------------------------------
(1)   NAMES OF REPORTING PERSONS
      Singer Opportunity Fund, L.P. (See Item 2(A))

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      20-0527730
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                        592,500 (1) (See Item 4)
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        470,980 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                        592,500 (1) (See Item 4)
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        470,980 (See Item 4)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,063,480 (See Item 4)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4% (See Item 4)
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON **

      OO
--------------------------------------------------------------------------------

(1) Includes (i) 405,000 shares of common stock and (ii) 187,500 shares of common stock issuable on the exercise of warrants

CUSIP No. 64121N 10 9                  13G                     Page 3 of 8 Pages


--------------------------------------------------------------------------------
(2)   NAMES OF REPORTING PERSONS
      Singer Fund, L.P. (See Item 2(A))

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      20-0527636
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                        470,480 (1) (See Item 4)
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        593,000 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                        470,480 (1) (See Item 4)
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        593,000 (See Item 4)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,063,480 (See Item 4)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4% (See Item 4)
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON **

      OO
--------------------------------------------------------------------------------

      (1) Includes (i) 282,980 shares of common stock and (ii) 187,500 shares of common stock issuable on the exercise of warrants

CUSIP No. 64121N 10 9                  13G                     Page 4 of 8 Pages


--------------------------------------------------------------------------------
(3)   NAMES OF REPORTING PERSONS
      Singer Congressional Fund, L.P. (See Item 2(A))

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      20-1308153
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                        500(See Item 4)
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        1,062,980 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                        500(See Item 4)
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        1,062,980 (See Item 4)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,063,480 (See Item 4)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4% (See Item 4)
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON **

      OO
--------------------------------------------------------------------------------

CUSIP No. 64121N 10 9                  13G                     Page 5 of 8 Pages


--------------------------------------------------------------------------------
(4)   NAMES OF REPORTING PERSONS
      Singer Fund Management, LLC (See Item 2(A))

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      20-0527821
--------------------------------------------------------------------------------
(2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                         (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
(3)   SEC USE ONLY
--------------------------------------------------------------------------------
(4)   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF         (5)   SOLE VOTING POWER
                        -0-
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                        1,063,480 (See Item 4)
OWNED BY          --------------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                        -0-
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                        1,063,480 (See Item 4)
--------------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,063,480 (See Item 4)
--------------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                             [ ]
--------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.4% (See Item 4)
--------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON **

      OO
--------------------------------------------------------------------------------

CUSIP No. 64121N 10 9                  13G                     Page 6 of 8 Pages


Item 1(a).  Name of Issuer:

      The name of the issuer is Network-1 Security Solutions, Inc. (the
"Issuer").

Item 1(b).  Address of Issuer's Principal Executive Offices:

      The Issuer's principal executive offices are located at 445 Park Avenue, Suite 1028, New York, New York 10022.

Item 2(a).  Name of Person Filing:

This schedule 13G is being filed by Singer Fund Management, LLC, a Delaware limited liability company (the "Management Company") which serves as investment manager or advisor to Singer Opportunity Fund, L.P., Singer Fund, L.P. and Singer Congressional Fund, L.P. (collectively the "Funds") with respect to the shares of Common Stock (as defined in Item 2(d)) directly owned by the Funds. The Management Company makes the investment and voting decisions on behalf of the Funds but owns no direct investments in securities of the Issuer. The Funds directly own shares of the Common Stock of the Issuer but do not make any decisions as to voting or buying or selling shares of the Issuer.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

c/o Singer Fund Management, LLC, 650 Fifth Avenue, New York, New York 10019.

Item 2(c).  Citizenship:

      Each Fund is organized as a limited partnership under the laws of the State of Delaware.

Item 2(d).  Title of Class of Securities:

      Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number: 64121N 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

(a)     [ ]  Broker or dealer registered under Section 15 of the Act,
(b)     [ ]  Bank as defined in Section 3(a)(6) of the Act,
(c)     [ ]  Insurance Company as defined in Section 3(a)(19) of the Act,
(d)     [ ]  Investment Company registered under Section 8 of the Investment
             Company Act of 1940,
(e)     [ ]  Investment Adviser in accordance with Rule 13d-1 (b)(1)(ii)(E),
(f)     [ ]  Employee Benefit Plan or Endowment Fund in accordance with Rule
             13d-1 (b)(1)(ii)(F),
(g)     [ ]  Parent Holding Company or control person in accordance with Rule
             13d-1 (b)(1)(ii)(G),
(h)     [ ]  Savings Association as defined in Section 3(b) of the Federal
             Deposit Insurance Act,
(i)     [ ]  Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company
             Act of 1940,
(j)     [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Not applicable.

CUSIP No. 64121N 10 9                  13G                     Page 7 of 8 Pages


Item 4.  Ownership.

(a)      Singer Opportunity Fund, L.P.

(a)      Amount beneficially owned: 1,063,480
(b) Percent of class: 5.4% The percentages used herein and in the rest of Item 4 are calculated based upon the 19,711,322 shares of Common Stock outstanding as of January 13, 2005, as set forth in the Company's Form 10-QSB for the quarter ended September 30, 2004 and Form 8-K for January 13, 2005.
(c) (i) Sole power to vote or direct the vote: 592,500 (ii) Shared power to vote or direct the vote: 470,980 (iii) Sole power to dispose or direct the disposition: 592,500 (iv) Shared power to dispose or direct the disposition: 470,980

(b)      Singer Fund, L.P.

(d)      Amount beneficially owned: 1,063,480 (e) Percent of class: 5.4%
(f) (i) Sole power to vote or direct the vote: 470,480 (ii) Shared power to vote or direct the vote: 593,000 (iii) Sole power to dispose or direct the disposition: 470,480 (iv) Shared power to dispose or direct the disposition: 593,000

(a)      Singer Congressional Fund, L.P.

(g)      Amount beneficially owned: 1,063,480 (h) Percent of class: 5.4%
         (i) (i) Sole power to vote or direct the vote: 500
         (ii) Shared power to vote or direct the vote: 1,062,980 (iii) Sole power to dispose or direct the disposition: 500 (iv) Shared power to dispose or direct the disposition: 1,062,980

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         See response to Item 2(A)

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

CUSIP No. 64121N 10 9                  13G                     Page 8 of 8 Pages


Item 10.  Certification.

      The Reporting Person hereby makes the following certification:

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  March 9, 2005

                                       SINGER FUND MANAGEMENT, LLC


                                           By:    /S/ ERIC SINGER
                                           Name:  Eric Singer
                                           Title: Managing Member


                                       SINGER OPPORTUNITY FUND, L.P.
                                       BY: SINGER GP, LLC
                                       ITS: GENERAL PARTNER


                                           By:    /S/ ERIC SINGER
                                           Name:  Eric Singer
                                           Title: Managing Member


                                       SINGER FUND, L.P.
                                       BY: SINGER GP, LLC
                                       ITS: GENERAL PARTNER


                                           By:    /S/ ERIC SINGER
                                           Name:  Eric Singer
                                           Title: Managing Member


                                       SINGER CONGRESSIONAL FUND, L.P.
                                       BY: SINGER GP, LLC
                                       ITS: GENERAL PARTNER


                                           By:    /S/ ERIC SINGER
                                           Name:  Eric Singer
                                           Title: Managing Member